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                                                      EXHIBIT 10.7


















                             NATIONAL FUEL GAS COMPANY

                             DEFERRED COMPENSATION PLAN


                        As amended effective June 16, 1989,

                                 December 15, 1989,

                                   June 16, 1993,

                                   August 1, 1993

                                  and May 1, 1994


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                   NATIONAL FUEL GAS COMPANY

                   DEFERRED COMPENSATION PLAN

                       Table of Contents

                                                           Page


Purpose  . . . . . . . . . . . . . . . . . . . . . . . . .  1

Article 1 - Definitions

 1.1   Account . . . . . . . . . . . . . . . . . . . . . .  2
 1.2   Base Salary . . . . . . . . . . . . . . . . . . . .  2
 1.3   Beneficiary . . . . . . . . . . . . . . . . . . . .  2
 1.4   Committee . . . . . . . . . . . . . . . . . . . . .  2
 1.5   Company . . . . . . . . . . . . . . . . . . . . . .  2
 1.6   Deferral Agreement  . . . . . . . . . . . . . . . .  2
 1.7   Deferral Amount . . . . . . . . . . . . . . . . . .  2
 1.8   Deferral Period . . . . . . . . . . . . . . . . . .  3
 1.9   Employer  . . . . . . . . . . . . . . . . . . . . .  3
 1.10  Index . . . . . . . . . . . . . . . . . . . . . . .  3
 1.11  Moody's Election. . . . . . . . . . . . . . . . . .  3
 1.12  Participant . . . . . . . . . . . . . . . . . . . .  3
 1.13  Plan  . . . . . . . . . . . . . . . . . . . . . . .  3
 1.14  Plan Year . . . . . . . . . . . . . . . . . . . . .  3
 1.15  Retirement and Retire . . . . . . . . . . . . . . .  3
 1.16  Retirement Benefit Date . . . . . . . . . . . . . .  3
 1.17  S&P 500 . . . . . . . . . . . . . . . . . . . . . .  4
 1.18  S&P 500 Minus 1.2% Election . . . . . . . . . . . .  4
 1.19  Termination of Employment . . . . . . . . . . . . .  4
 1.20  Maximum Matching Contribution Percentage  . . . . .  4
 1.21  TDSP  . . . . . . . . . . . . . . . . . . . . . . .  4

Article 2 - Eligibility

 2.1   Selection . . . . . . . . . . . . . . . . . . . . .  5
 2.2   Deferral Agreement of Participant . . . . . . . . .  5

Article 3 - Deferral Commitments

 3.1   Minimum Deferral  . . . . . . . . . . . . . . . . .  6
 3.2   Maximum Deferral  . . . . . . . . . . . . . . . . .  6
 3.3   Withholding of Deferral Amounts . . . . . . . . . .  6
 3.4   Commitments as Percentage of Salary . . . . . . . .  6

Article 4 - Deferral Crediting Rates Accounts

 4.1   Basic Interest Rate . . . . . . . . . . . . . . . .  7
 4.2   Supplemental Interest Rate  . . . . . . . . . . . .  7
 4.3   Available Accounts  . . . . . . . . . . . . . . . .  7
 4.4   Crediting of Deferrals and Interest . . . . . . . .  7
 4.5   Account Statements  . . . . . . . . . . . . . . . .  8


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                   NATIONAL FUEL GAS COMPANY

                   DEFERRED COMPENSATION PLAN

                       Table of Contents

                                                           Page

Article 5 - Savings Account

 5.1   Definition . . .  . . . . . . . . . . . . . . . . .  9
 5.2   Four Year Minimum . . . . . . . . . . . . . . . . .  9
 5.3   Distribution of Savings Account . . . . . . . . . .  9
 5.4   Elections within Savings Account. . . . . . . . . .  9

Article 6 - Retirement

 6.1   Definition  . . . . . . . . . . . . . . . . . . . . 10
 6.2   Retirement Benefit  . . . . . . . . . . . . . . . . 10
 6.3   Forms of Annuity  . . . . . . . . . . . . . . . . . 10
 6.4   Determination of Annuity  . . . . . . . . . . . . . 10
 6.5   Death Prior to Completion of Retirement Benefits  . 10
 6.6   Elections within Retirement Account . . . . . . . . 11

Article 7 - Termination

 7.1   Termination . . . . . . . . . . . . . . . . . . . . 12
 7.2   Death . . . . . . . . . . . . . . . . . . . . . . . 12

Article 8 - Beneficiary Designation

 8.1   Beneficiary Designation . . . . . . . . . . . . . . 13
 8.2   Change of Beneficiary Designation . . . . . . . . . 13
 8.3   No Beneficiary Designation  . . . . . . . . . . . . 13
 8.4   Effect of Payment . . . . . . . . . . . . . . . . . 13

Article 9 - Other Benefits and Agreements

 9.1   Coordination With Other Benefits  . . . . . . . . . 14
 9.2   Restoration of Benefits-Tophats . . . . . . . . . . 14

Article 10 - Termination and Modification

10.1   Termination and Amendment . . . . . . . . . . . . . 17
10.2   Change in Interest Rate . . . . . . . . . . . . . . 17
10.3   Limited Power of President to Amend Plan  . . . . . 17

Article 11 - Administration

11.1   Committee Duties  . . . . . . . . . . . . . . . . . 18
11.2   Agents  . . . . . . . . . . . . . . . . . . . . . . 18
11.3   Binding Effect of Decisions . . . . . . . . . . . . 18
11.4   Indemnity of Committee  . . . . . . . . . . . . . . 18


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                   NATIONAL FUEL GAS COMPANY

                   DEFERRED COMPENSATION PLAN

                       Table of Contents

                                                          Page

Article 12 - Miscellaneous

12.1   Unsecured General Creditor  . . . . . . . . . . . . 19
12.2   Nonassignability  . . . . . . . . . . . . . . . . . 19
12.3   Not a Contract of Employment  . . . . . . . . . . . 19
12.4   Health Information  . . . . . . . . . . . . . . . . 19
12.5   Governing Law . . . . . . . . . . . . . . . . . . . 20
12.6   Withholding . . . . . . . . . . . . . . . . . . . . 20
12.7   Binding Effect  . . . . . . . . . . . . . . . . . . 20
12.8   Borrowing . . . . . . . . . . . . . . . . . . . . . 20
12.9   Validity  . . . . . . . . . . . . . . . . . . . . . 20
12.10  Incapacity of Person Entitled to Payment  . . . . . 20
12.11  Captions  . . . . . . . . . . . . . . . . . . . . . 20
12.12  Construction  . . . . . . . . . . . . . . . . . . . 20


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                             NATIONAL FUEL GAS COMPANY

                             DEFERRED COMPENSATION PLAN

                                      Purpose


         The primary purposes of the National Fuel Gas Company Deferred Compensation Plan ("Plan") are to help attract and retain high caliber employees in high-level management positions, and to provide such employees with a tax-favored vehicle to accumulate assets and to enhance retirement benefits. Selected executives of National Fuel Gas Company and its subsidiaries and certain other select management and highly compensated employees will be allowed to participate in the Plan.

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                                     Article I

                                    Definitions


         For purposes hereof, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1 "Account" shall mean an individual account maintained on behalf of a Participant under the Plan. Accounts shall be utilized solely as recordkeeping devices for the measurement and determination of the amounts to be paid to the Participant pursuant to this Plan. Separate Accounts may be maintained respecting separate Deferral Periods. A Participant's Accounts shall not constitute or be treated as trust funds or in other respects as the property of the Participants for which they are maintained.

1.2 "Base Salary" shall mean gross cash compensation per regular payroll period, including salary continuation payments made by an Employer on account of sickness or accident, which are paid to a Participant for employment services rendered to an Employer, before reduction for compensation deferred pursuant to this Plan or pursuant to the National Fuel Gas Company Tax-Deferred Savings Plan for Non-Union Employees, and shall also include payments made to a participant pursuant to the Company's Annual At Risk Compensation Incentive Program, or a successor plan thereto, but shall exclude all other fees, commissions, special, extra or nonperiodic compensation in any form.

1.3 "Beneficiary" shall mean the person, persons, or entity designated by the Participant to receive any benefits payable under this Plan upon the death of a Participant.

1.4 "Committee" shall mean the committee appointed to manage and administer the Plan in accordance with its provisions pursuant to
         Article 11.

1.5 "Company" shall mean National Fuel Gas Company and all successor companies thereto.

1.6 "Deferral Agreement" shall mean the form of written agreement, as amended from time to time, which is entered into by and between an Employer and a Participant, respecting each Deferral Period prior to the commencement thereof.

1.7 "Deferral Amount" shall mean the amount of Base Salary deferred by a Participant with respect to a Deferral Period pursuant to his election in the form of a Deferral Agreement.

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1.8      "Deferral Period" shall mean the period established from time to time by the Company during which amounts of Base Salary may be deferred by means of the deferral election of the Participant as set forth in the Participant's Deferral Agreement. The first Deferral Period consisted of four Plan Years beginning August 1, 1986. The Company, by action of or pursuant to the authorization of its Board of Directors, may from time to time establish subsequent Deferral Periods and set forth the particular terms and conditions therefor. Each cycle is a Deferral Period.

1.9 "Employer" shall mean the Company and each of its subsidiaries which has one or more eligible employees who have been selected to participate in the Plan. Where the context dictates, the term "Employer" as used herein refers to the particular Employer that has entered into a Deferral Agreement with a specific Participant.

1.10 "Moody's Index" shall mean the Moody's Composite Average of Yields on Corporate Bonds, an economic indicator prepared and published by Moody's Investors Service, Inc., which is an arithmetic average of yields on representative bonds: industrials, public utilities, Aaa, Aa, A and Baa, as it shall be constituted from time to time, or some other index as selected by the Committee which shall be reasonably similar or reasonably reflective of long-term corporate bond yields.

1.11 "Moody's Election" shall mean the election by a Participant, respecting Cycle III-A (which has a Deferral Period of May 1, 1994 through July 31, 1997) and subsequent cycles, to earn a return on his Deferral Amounts, on a semimonthly basis, equal to the semimonthly equivalent of the Basic Interest Rate in accordance with Sections 4.1 and 4.4(b), which return shall be compounded.

1.12 "Participants" shall mean those persons currently or formerly in the regular full-time employment of an Employer, who were made eligible to defer compensation under the Plan by the President of the Company, who have deferred compensation under the Plan, and whose Accounts have not been completely distributed to them.

1.13 "Plan" shall mean the National Fuel Gas Company Deferred Compensation Plan, as amended from time to time.

1.14 "Plan Year" shall mean the 12 consecutive month period commencing on August 1 and ending on the next following July 31.

1.15 "Retirement" and "Retire" shall mean severance from employment with the Employer at or after the attainment of age fifty-five (55), or prior thereto pursuant to the disability retirement provisions of the National Fuel Gas Company Retirement Plan ("Retirement Plan").

1.16 "Retirement Benefit Date" shall mean the date at which the Retired Participant has commenced retirement under the Retirement Plan or a successor plan thereto; i.e., the date as of which he first receives retirement benefits.


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1.17     "S&P 500" shall mean the Standard & Poors 500 stock index, an index of
         American stocks published by Standard and Poors Inc., or some other index as selected by the Committee which shall be reasonably similar to or reasonably reflective of the performance of the American stock market.

1.18 "S&P 500 Minus 1.2% Election" shall mean the election by a Participant, respecting Cycle III-A and subsequent cycles, to earn a return on his Deferral Amounts, on a semimonthly basis, equal to the semimonthly return of the S&P 500 (including reinvestment of dividends), minus .045%, which when compounded will provide a total return approximately equal to the total annual return of the S&P 500, minus 1.2%, from time to time. A Participant making this election shall, beginning six months before his Retirement (if he retires), cease earning a return on the above basis. Instead, for such six-month period, he shall earn a return as if he had then made the Moody's Election.

1.19 "Termination of Employment" shall mean the cessation of employment with the Company, voluntarily or involuntarily, for any reason other than Retirement.

1.20 "Maximum Matching Contribution Percentage" shall mean the maximum employer matching contribution percentage to which a Participant would be entitled under Section 3.05 (or successor section) of the TDSP.

1.21 "TDSP" shall mean the National Fuel Gas Company Tax-Deferred Savings Plan for Non-Union Employees, as it may be amended from time to time.


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                                     Article 2

                                    Eligibility


2.1 Selection. The President of the Company shall have the sole discretion to determine the management and highly compensated employees of an Employer who are eligible to become Participants in the Plan with respect to each Deferral Period, subject to any restrictions the Company's Board of Directors may impose. The President shall be eligible to be a Participant in the Plan for each Deferral Period during which he is President of the Company.

2.2 Deferral Agreement of Participant. As a condition of deferral of compensation with respect to each Plan Deferral Period, each Participant shall complete, execute and return to the Employer a Deferral Agreement by the enrollment deadline respecting each Deferral Period.


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                                     Article 3

                                Deferral Commitments


3.1 Minimum Deferral. The Participant must agree to defer no less than $10,000 over the Deferral Period as a condition of Plan participation respecting that Deferral period, or such other minimum as may be established from time to time.

3.2 Maximum Deferral. The Participant may defer no more than 60% of Base Salary in any Plan Year, or such other maximum as may be established from time to time.

3.3 Withholding of Deferral Amounts. The percentage of Base Salary deferred by a Participant pursuant to his Deferral Agreement shall be withheld over the Deferral Period in which he participates in the manner set forth in the Deferral Agreement of the Participant.

3.4 Commitments as Percentage of Salary. A Participant's deferral commitment respecting each Deferral Period, and each deferral commitment to his Savings Account or Retirement Account, must be expressed as a whole percentage of his Base Salary. A Participant shall, prior to the Deferral Period, make his commitment (if any) for all or part of the Deferral Period, at varying percentages, provided that those percentages shall be constant for each 6-month period beginning August 1 and February 1 (unless shorter periods are from time to time authorized). If, within any such six months (or shorter authorized period), a Participant's Base Salary changes, such change shall not be reflected in the amount of his deferral until the next February 1 or August 1.


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                                     Article 4

                       Deferral Crediting Rates and Accounts


4.1 Basic Interest Rate. Respecting Cycles I, II, II-A and III, and respecting Cycles III-A and subsequent cycles for Participants making the Moody's election, the Basic Interest Rate for a Plan Year shall equal the Moody's index in effect in May prior thereto.

4.2 Supplemental Interest Rate. The Supplemental Interest Rate for each Plan Year in the Deferral Period equals 35% of the Basic Interest Rate in effect for that Plan Year. The Supplemental Interest Rate or the formula for determining it that will be in effect respecting each Deferral Period shall from time to time be established by the Company by action of or pursuant to the authorization of its Board of Directors. For Plan cycles beginning in and after 1994 (i.e., Cycle III-A and subsequent cycles), there shall be no Supplemental Interest Rate.

4.3 Available Accounts. Each Participant shall have either a Savings Account or a Retirement Account, and may have both, depending upon his deferral election as expressed in his Deferral Agreement. Each Participant in Cycles I, II, II-A and III shall have an Accumulation Account.

4.4 Crediting of Deferrals and Interest. Each Participant's Deferral Amounts shall be credited to his Retirement Account and/or Savings Account in accordance with his deferral election as expressed in his Deferral Agreement, on or about such time as the Participant would have been paid such Deferral Amounts had he not participated in the Plan. The percentage of Base Annual Salary credited from time to time to a Participant's Accounts shall equal the percentage thereof that the Participant has deferred.

         (a) Respecting Cycles I, II, II-A, and III, interest on each Participant's Deferral Amounts shall be credited semimonthly at the semimonthly equivalent of the Basic Interest Rate, and shall be compounded semimonthly. Each Participant shall have an Accumulation Account to which additional interest shall be credited (subject to forfeiture as described in Article 7). Interest shall be credited to the Accumulation Account, and compounded, semimonthly, at the semimonthly equivalent of (i) the Basic Interest Rate plus Supplemental Interest Rate times the aggregate of Retirement Account, Savings Account and Accumulation Account balances, less (ii) the Basic Interest Rate times the aggregate of Retirement Account and Savings Account balances.

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         (b)  Respecting Cycles III-A and subsequent cycles, for Participants making the Moody's Election, interest on Deferral Amounts shall be credited semimonthly at the semimonthly equivalent of the Basic Interest Rate, and shall be compounded semimonthly.

         (c) Respecting Cycle III-A and subsequent cycles, for Participants making the S&P 500 Minus 1.2% Election, a return on each Participant's Deferral Amounts shall be credited semimonthly, at a rate equal to the semimonthly total return of the S&P 500 (including reinvestment of dividends) minus .045%, and shall be compounded semimonthly.

4.5 Account Statements. Each Participant will receive a statement of his accounts annually.


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                                     Article 5

                                  Savings Account


5.1 Definition. A Savings Account is an Account to which a Participant may defer a percentage of his Base Salary, as he shall designate pursuant to his Deferral Agreement.

5.2 Four Year Minimum. Respecting each Deferral Period, all funds in a Participant's Savings Account must remain in the Plan until at least the end of the fourth year after the commencement of the Deferral Period (or for such other minimum period as is established by the Company), unless the Participant terminates employment, in which case he thereupon should receive his Savings Account.

5.3 Distribution of Savings Account. As part of his Deferral Agreement, a Participant shall designate the date(s), but no more than three, on or about which his savings account is to be distributed to him, and the apportionment of such distribution if more than one is to be made. If a Participant retires or otherwise terminates employment, his Savings Account shall be paid to him then in a lump sum payment even if that date is earlier than the date(s) he elected. The Company may from time to time revise these requirements and establish other requirements as to Savings Account elections and distributions.

5.4 Elections Within Savings Account. With respect to a Participant's Deferral Amounts allocated to his Savings Account for Cycle III-A or subsequent cycles, the Participant may make either the Moody's Election or the S&P 500 Minus 1.2% Election, but not both.

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                                     Article 6

                                     Retirement


6.1 Definition. A Retirement Account is an Account to which a Participant may defer a percentage of his Base Salary as he shall designate pursuant to his Deferral Agreement.

6.2 Retirement Benefit. A Participant who Retires shall become eligible to receive, in accordance with this Article, a monthly payment based on his Retirement Account and Accumulation Account. However, if the Participant has no Retirement Account balance and his Accumulation Account balance is less than $10,000 at the date of his retirement, that account shall be paid in the form of a lump sum equal to the value of such account.

6.3 Forms of Annuity. A Participant who Retires shall receive a 15-year certain annuity, commencing on the Retirement Benefit Date (except as described above), unless he has elected to receive a 5 or 10 year certain annuity prior to the Deferral Period. The Participant must give the Company at least 90 days notice of Retirement. Notwithstanding the above, respecting Cycle III-A and subsequent cycles, the Participant may elect to have the 5, 10 or 15 year certain annuity he has chosen pursuant to this Section commence on the latter of his retirement or as of the first of the month coinciding with or next following a designated birthday, but no later than his 70th birthday.

6.4 Determination of Annuity. Respecting Plan balances attributable to the Deferral Periods for Cycles I, II, II-A and III, the annuity shall be determined by using an interest rate equal to 135% of the average of the Moody's Index in effect for the 60-month period that ends with the month preceding the month in which the Participant's Retirement Benefit Date occurs. Respecting Plan balances attributable to Cycle III-A and subsequent Deferral Periods, the annuity shall be determined by using the average of the Moody's Index in effect for the 60-month period that ends with the month preceding the month in which the Participant's Retirement Benefit Date occurs, unless the Participant has made an election to commence receipt of his Plan benefits in the form of a 5, 10 or 15 year certain annuity for such cycle or cycles at a later date pursuant to the last sentence of Section 6.3, in which case the same 60-month formula shall be used but the 60 months shall end with the month preceding the month in which the annuity commences.

6.5 Death Prior to Completion of Retirement Benefits. If a Retired Participant dies before the retirement annuity hereunder has commenced or has been paid in full, any unpaid benefit payments shall continue and be paid to that Participant's Beneficiary.


<PAGE 15>
6.6 Elections within Retirement Account. With respect to a Participant's Deferral Amounts allocated to his Retirement Account for Cycle III-A or subsequent cycles, the Participant may make either the Moody's Election or the S&P 500 Minus 1.2% Election, but not both.

         For Cycle III-A and subsequent cycles, a Participant who had made the S&P 500 Minus 1.2% Election for his Retirement Account may, after his 55th birthday, at one time only, switch all his Retirement Account balances out of such election effective as of the first of the month following receipt by the Company of his written notification requesting the switch. If a Participant makes such a switch, such Retirement Account balance will commence earning a return, on a semimonthly basis, equal to the semimonthly equivalent of the Basic Interest Rate, minus .04%, which when compounded will provide a total annual return approximately equal to the Moody's Index minus 1% per Plan Year, from time to time. This crediting rate of less than the Moody's Index shall not affect the Participant's annuity computation, which shall be in accordance with Section 6.4.


<PAGE 16>
                                     Article 7

                                    Termination


7.1 Termination. If the Participant incurs a Termination of Employment by means other than death, such Participant shall receive any undistributed Savings Account balance, and his Retirement Account balance, as soon as reasonably practicable thereafter, but shall forfeit his Accumulation Account balance, if any.

7.2 Death. If the Participant incurs a Termination of Employment by reason of death, or dies while in active service with an Employer at or after age 55, his Beneficiary shall receive his Retirement Account balance, any undistributed Savings Account balance, and his Accumulation Account balance (if any), as soon as reasonably practicable thereafter, in the form of a lump sum payment.


<PAGE 17>
                                     Article 8

                              Beneficiary Designation


8.1 Beneficiary Designation. Each Participant shall have the right, at any time, to designate any person, persons or entity as his primary and secondary Beneficiary or Beneficiaries.

8.2 Change of Beneficiary Designation. Any Beneficiary designation may be changed by a Participant at any time by executing and filing a form prescribed by the Committee. The filing of a new Beneficiary designation form will cancel all Beneficiary designations previously filed. The Committee shall be entitled to rely on the last designation filed by the Participant prior to his death.

8.3 No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant's benefits, then the Participant's designated Beneficiary shall be deemed to be the surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan shall be payable to the Participant's personal representative, executor or administrator of the Participant's estate.

8.4 Effect of Payment. The payment of benefits under the Plan to the named Beneficiary shall completely discharge the Employer's obligations under this Plan.


<PAGE 18>
                                     Article 9

                           Other Benefits and Agreements


9.1 Coordination With Other Benefits. The benefits provided for a Participant or for the Beneficiary of a Participant under the Plan are in addition to any other benefits to which the Participant or Beneficiary may be entitled under any other plan or program of the Employer. This Plan shall supplement and shall not supersede, modify, amend, enhance or diminish any other such plan or program except as may otherwise be expressly provided.

9.2 Restoration of Benefits-Tophats. (a) Amounts deferred under the Plan, under the current state of the law, will not be considered as compensation for purposes of the computation of benefits under plans qualified under the Employee Retirement Income Security Act of 1974, as amended, ("ERISA") and Sections 401(a) and 501(a) of the Internal Revenue Code of 1986, as amended ("Code"). In order to restore to Plan Participants benefits under other plans that are lost as a result of the above, or as a result of legal limits on participation in such plans, as these plans may be amended from time to time, the following "tophats" are instituted:

              (i) Each Participant who has elected a deferral percentage under the TDSP that otherwise would be sufficient to entitle him to receive the Maximum Matching Contribution Percentage under the TDSP and who defers under the Plan compensation otherwise payable with respect to one or more pay periods in a Plan Year shall be credited with an additional amount equal to the Participant's Maximum Matching Contribution Percentage for each such pay period times the Participant's Base Salary actually deferred under the Plan with respect to each such pay period, adjusted as of the end of the Plan Year to reflect the increased value of his TDSP accounts had such amounts been actually contributed as additional employer matching contributions to the TDSP. If a participant elects a deferral percentage under the TDSP that is less than the Maximum Matching Contribution Percentage, the applicable matching contribution percentage received under the TDSP shall instead be used in the manner described above to determine the amount credited to the Participant.

<PAGE 19>
              (ii) Each Participant who has elected a deferral percentage under the TDSP that otherwise would be sufficient to entitle him to receive the Maximum Matching Contribution Percentage under the TDSP and who is prevented, as a result of legal limits (imposed under Sections 401(k)(3), 401(a)(17), 402(g) or 415 of the Code or a successor to any such section), from making additional elective deferrals under the TDSP and thus receiving the maximum employer matching contribution to which he would otherwise be entitled under the TDSP, for one or more pay periods in a Plan Year, shall be credited with an additional amount under the Plan equal to the employer matching contributions foregone (i.e., that would have been received if additional elective deferrals under the TDSP not subject to such legal limits could have been made), provided that a TDSP participant who is prevented from making elective deferrals under the TDSP due to legal limits shall not be obligated to contribute to this Plan. In determining the employer matching contribution forgone for purposes of this clause, it shall be assumed that the TDSP Maximum Matching Contribution Percentage applies to Base Salary as defined in the Plan, and that the legal limits would not have permitted the application of such percentage under the TDSP to any part of the excess of Base Salary under this Plan over Base Salary as defined in the TDSP with respect to any participant. However, this clause when operated in conjunction with clause (i) shall not result in a "double tophat" respecting Plan deferrals. The amount credited hereunder shall be adjusted as of the end of the Plan Year to reflect the increased value the TDSP accounts would have had, had such amounts credited hereunder been actually contributed as additional employer matching contributions to the TDSP. If a participant elects a deferral percentage under the TDSP that is less than the Maximum Matching Contribution Percentage, the applicable matching contribution percentage received under the TDSP shall instead be used in the manner described above to determine the amount credited to the Participant.

         (iii) This example shall illustrate how the "tophat" provisions of this paragraph (a) are to be applied. Assume that a particular Plan participant's Plan deferral percentage for an entire calendar year is 10%, that his TDSP deferral percentage (salary contribution percentage) is 7%, and that his Maximum Matching Contribution Percentage under the TDSP is 6%. Also assume that his Base Salary as defined in the Plan for that calendar year is $420,000 (i.e., $300,000 base annual pay plus $120,000 paid under the Annual At Risk

<PAGE 20>
                   Compensation Incentive Program), that his Base Salary as defined in the TDSP for the same period is $270,000 ($300,000 minus the 10% Plan deferral) that the Code section 401(a)(17) limit for that year is $150,000, that the Code section 402(g) limit is $10,000 for that year, and that the Code section 401(k)(3) and section 415 limits do not adversely affect the Plan participant in this example. Also, assume that there are no distortions caused by the operation of the Plan on a Plan Year basis and the TDSP's use of a calendar year. Applying these assumptions, under clause (i) a "tophat" is provided in the amount of 6% x 10% x $420,000, or $2,520. Under clause (ii), since the $10,000 per annum limit on permitted TDSP deferrals would result in the participant receiving an $8,333 Maximum Matching Contribution Percentage, whereas he should have received a total "tophat" under Section 9.2 of 6% x $420,000, or $25,200 minus the match received under the TDSP, he should, at first blush, receive $25,200 - $8,333, or $16,867 under clause (ii). However, he has already received $2,520 by virtue of clause (i), and thus should only receive $14,347 by virtue of clause (ii), for a total tophat of $16,867, and a total aggregate "employer matching contribution" of $25,200 ($8,333 in the TDSP and $16,867 by virtue of these "tophats".) In actuality, these tophat amounts will be adjusted for changes in the value of Company common stock, as further alluded to in this paragraph. As can be seen by this illustration, the tophats are intended to make up for and not under- or overcompensate for Participants' losses of Maximum Matching Contribution Percentages caused by the various legal limitations applying to, and the Base Salary definition of, the TDSP.

         (b) Any loss of benefits to a participant under the National Fuel Gas Company Retirement Plan and the National Fuel Gas Company Executive Retirement Plan in the aggregate, as these plans may be amended from time to time, which results from the deferrals made under the Plan by the Participant, shall be restored by the Company.

         (c) Participants, as part of their Deferral Agreements, shall elect to receive the tophat entitlements annually or at their termination of employment.

         (d) The tophats shall be paid in the manner and under such terms and conditions as determined by the Committee and shall in other respects also be administered by the Committee in accordance with their intent.

<PAGE 21>
                                     Article 10

                            Termination and Modification


10.1 Termination and Amendment. The Company reserves the right to terminate or amend the Plan in whole or in part at any time. Such termination or amendment shall have a binding effect on Participants and their Beneficiaries. Upon termination of the Plan, the Participants' Accounts shall be paid out at such time and in such manner as the Committee deems appropriate.

10.2 Change in Interest Rate. The Company may, at any time it deems it appropriate (on a prospective or retrospective basis), increase the Supplemental Interest Rate. The Company may also reduce or eliminate the Supplemental Interest Rate on a prospective basis with respect both to future deferrals and future interest on past deferrals. The Company has eliminated the Supplemental Interest Rate with respect to Cycle III-A.

10.3 Limited Power of President to Amend Plan. The President is empowered to amend, restate or otherwise change the Plan as (i) counsel may advise to be necessary or appropriate in order to ensure that the Plan continues to operate as a plan of deferred compensation for tax purposes, remains exempt from many of the provisions of ERISA and otherwise continues to fulfill the purposes for which the Plan was adopted and intended, (ii) as he may deem necessary in order to make technical or clarifying changes not inconsistent with or in order to fulfill the purposes of the Plan, and (iii) in other respects except as will materially increase the cost of the Plan to the Company or its subsidiaries or the benefits of the Plan to Participants.

<PAGE 22>
                                     Article 11

                                   Administration


11.1 Committee Duties. This Plan shall be administered by a committee the members of which shall be appointed by the Board of Directors of the Company. The Committee shall have the authority to make, amend, interpret, and enforce all appropriate rules, regulations, and procedures for the administration of this Plan, and to decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan. The Committee shall have no power to waive or in any other way modify the terms of Deferral Agreements. Members of the Committee who are eligible to participate in the Plan may participate to the same extent as other Participants but shall not take part in any determination directly relating only to their own participation or benefits.

11.2 Agents. In the administration of this Plan, the Committee may, from time to time, employ agents, including employees of the Company and Plan Participants, and may delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Employer.

11.3 Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

11.4 Indemnity of Committee. The Company and Employer shall indemnify and hold harmless the members of the Committee and their agents and delegates against any and all claims, losses, damage, expense (including counsel fees) or liability arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee or any of its members or agents.


<PAGE 23>
                                     Article 12

                                   Miscellaneous


12.1 Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interest or claims in any property or assets of any Employer, nor shall they be Beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by the Employer ("Policies"). Such Policies or other assets of the Employer shall not be held under any trust for the benefit of Participants, their Beneficiaries, heirs, successors or assigns, or held in any way as collateral security for the fulfilling of the obligations of the Employer under this Plan. Any and all of the Employer's assets and Policies shall be, and remain, the general assets of the Employer.
         The Employer's obligation under the Plan shall merely constitute an unfunded and unsecured promise of the Employer to pay money in the future.

12.2 Nonassignability. Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, mortgage or otherwise encumber, hypothecate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof or interest therein. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.

12.3 Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Employer and the Participant, and the Participant (or his Beneficiary) shall have no rights against the Employer except as may otherwise be specifically provided herein. Moreover, nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Employer or to deny to the Employer the right to discipline a Participant (including reducing his salary) or discharge him at any time.

12.4 Health Information. The Participant shall provide to the Company, if so requested and as a precondition for Plan participation, all health information and other information as the Company may require in order to purchase Policies.

<PAGE 24>
12.5 Governing Law. The provisions of the Plan shall be construed and interpreted according to the laws of the State of New York.

12.6 Withholding. All payments that are to be made by an Employer to a Participant shall be subject to withholding for any and all taxes as the Employer in its discretion deems appropriate.

12.7 Binding Effect. The provisions of this Plan shall bind the Participant and his Beneficiaries, and shall bind and inure to the benefit of the Employer and its successors and assigns.

12.8 Borrowing. No portions of any Accounts may be borrowed by a Participant or his Beneficiaries under this Plan.

12.9 Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

12.10 Incapacity of Person Entitled To Payment. If the Committee shall reasonably determine, upon evidence satisfactory to it, that it is not desirable, because of the incapacity of the person who shall be entitled to receive any payment in accordance with the provisions of the Plan, to make such payment directly to such person, the Committee may apply such payment for the benefit of such person in any way that the Committee shall deem advisable, or the Committee may make such payment to any third person who, in the judgment of the Committee, will apply such payment for the benefit of the person entitled thereto. Such payment for the benefit of the person entitled thereto, or to a third person for his benefit, shall be a complete discharge of all liability with respect to such payment. The Committee may retain any amount that would otherwise be payable in accordance with the provisions of the Plan to a person who may be under legal disability until a representative of such person competent to receive such payment on his behalf shall have been appointed pursuant to law.

12.11 Captions. The captions of the articles, sections and paragraphs of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

12.12 Construction. Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.